Exhibit 99.1


  Independence Community Bank Corp. Reports a 19% Increase in Diluted Earnings
                     Per Share for the Third Quarter of 2004

    BROOKLYN, N.Y., Oct. 18 /PRNewswire-FirstCall/ -- Independence Community Bank Corp. (Nasdaq: ICBC) reported that diluted earnings per share increased 19% to $0.76 and 17% to $2.23 per share for the three and nine months ended September 30, 2004 compared to the same periods in 2003. Net income increased 88% to $63.4 million and 59% to $159.8 million for the 2004 periods when compared to the same periods in 2003. Comparing the third quarter of 2004 to the second quarter ended June 30, 2004, net income increased $5.2 million, or 9%, from $58.2 million, while diluted earnings per share increased 3% from $0.74.

    The three and nine month earnings and per share data for 2004 reflect the effect of operations of Staten Island Bancorp, Inc. ("Staten Island") acquired by the Company on April 12, 2004 and the related issuance of 28.2 million shares of the Company's common stock.

    Commenting on the quarter, Alan H. Fishman, President and Chief Executive Officer, said, "Since the Staten Island transaction, the Company has proactively managed both the risk profile and size of its balance sheet within the context of the evolving rising interest rate environment, while maintaining the positive earnings trend developed over the last several quarters.

    "During the quarter the Company experienced compression of its net interest margin, decreasing approximately 19 basis points from the previous quarter ended June 30th. This decrease was primarily driven by the Company's asset-liability management decision to lengthen the duration of borrowings in order to better align and match its longer term asset base.

    "Also as part of this process and to further strengthen its balance sheet, the Company decided to sell approximately $430 million of lower yielding multi-family residential loans from its portfolio to Fannie Mae. During the third quarter, the Company originated over $1.6 billion of loans, predominately for portfolio.

    "In the quarter, the Company received the approval from the Community Development Financial Institutions ("CDFI") Fund of the U.S. Treasury Department to initiate its New Market Tax Credit ("NMTC") Program geared towards business and economic development in low-income communities. This allows the Company to partner with the government and private sector to stimulate economic growth in the communities that we serve by offering financing on favorable terms to our customers supported by tax credits. In the quarter, due to this program the Company was able to reduce its effective tax rate.

    "In summary, this was a good quarter, supported by strong and disciplined balance sheet repositioning."

    Balance Sheet Overview

    Total assets were $17.63 billion at September 30, 2004 compared with $9.55 billion at December 31, 2003, the increase resulting primarily from the Staten Island acquisition combined with internal growth in the Company's loan portfolios. Assets acquired in the Staten Island transaction totaled $7.15 billion while deposits and borrowings assumed totaled $3.79 billion and $2.65 billion, respectively. The Company's loan portfolio grew by $1.40 billion during the nine months ended September 30, 2004, excluding the $3.56 billion of loans acquired in the acquisition.

    Our internal loan growth over the nine month period was primarily funded by replacing $800.1 million of investment securities with higher yielding loans. The growth was also supported by increases of $211.6 million in deposits and $122.4 million in longer term borrowings (including subordinated debt) to more closely match the anticipated duration of the Company's loan portfolio.

    As part of its balance sheet management process, the Company proactively reduced total assets by $386.1 million during the quarter from $18.02 billion at June 30, 2004 to $17.63 billion at September 30, 2004. The decrease was primarily the result of the $432.5 million loan sale to Fannie Mae, the proceeds of which were utilized to repay borrowings.

    During March 2004, the Bank issued an aggregate principal amount of $250.0 million, 3.75% Fixed Rate/Floating Rate Subordinated Notes Due 2014. The Notes qualify as Tier 2 capital under the regulations of the Federal Deposit Insurance Corporation at the Bank level.

    Total stockholders' equity was $2.24 billion at September 30, 2004, or 12.7% of total assets, compared to $991.1 million, or 10.4% at December 31, 2003. Book value per share and tangible book value per share were $26.54 and $12.03 at September 30, 2004, respectively, compared to $18.19 and $14.79 at December 31, 2003, respectively. Goodwill totaled $1.14 billion and core deposit intangibles totaled $82.0 million at September 30, 2004 compared to $185.2 million and $0.2 million at December 31, 2003, respectively. All of the increase resulted from the Staten Island acquisition.

    Earning Asset Generation

    The Company originated loans totaling $1.62 billion and $4.72 billion, excluding mortgage warehouse lines of credit, during the three and nine months ended September 30, 2004, respectively, of which $1.34 billion and $3.73 billion were retained for portfolio, respectively, with the remainder being originated for sale in the secondary market. Included in the $3.73 billion retained for portfolio was $1.97 billion of multi-family residential and $1.20 billion of commercial real estate mortgage loans.

    The average aggregate balance of commercial real estate and commercial business loans increased $1.11 billion to $3.00 billion for the nine months ended September 30, 2004, which includes the loans acquired from Staten Island, compared to the nine months ended September 30, 2003. The increase in average aggregate balance reflects the continued implementation of the Company's strategy of increasing its investment in higher yielding assets. At September 30, 2004, commercial real estate and commercial business loans comprised in the aggregate 33.6% of the Company's total loan portfolio as compared to 36.0% at December 31, 2003 and 35.1% at September 30, 2003. The modest decline as a percent of total loans was primarily attributable to the inclusion of the Staten Island residential loan portfolio as a result of the acquisition.

    The average balance of multi-family residential loans increased by $1.03 billion for the nine months ended September 30, 2004 compared to the nine months ended September 2003. The average balance of one-to-four family and cooperative loans increased $1.49 billion to $1.93 billion as a result of the Staten Island acquisition. The average balance of mortgage warehouse lines of credit decreased $113.7 million to $565.4 million for the nine months ended September 30, 2004 compared to the nine months ended September 30, 2003.

    Core Deposit Generation

    Lower costing core deposits increased by $3.17 billion, to $7.09 billion at September 30, 2004 compared to December 31, 2003 primarily as a result of the Staten Island acquisition. Excluding the $2.66 billion of core deposits acquired in the acquisition with Staten Island, core deposits declined by $27.4 million during the three months ended September 30, 2004 and grew by $512.4 million during the nine months ended September 30, 2004. Core deposits have been generated through three delivery channels: commercial loan relationships, retail deposit products and de novo branch activities. The Company opened ten de novo branches in 2003 and an additional four in the first nine months of 2004. It anticipates opening approximately four more branches in the fourth quarter of 2004 while further developing the deposit delivery channel of the former Staten Island franchise.

    Core deposits represented approximately 76% of total deposits at September 30, 2004 compared to 74% at December 31, 2003 and 72% at September 30, 2003. This increase reflects the success of the Company's strategy to increase core deposits, the principal focus of its deposit gathering activity, by continuing its emphasis on expanding commercial and consumer relationships.

    Net Interest Margin

    The net interest margin increased 8 basis points to 3.37% for the quarter ended September 30, 2004 compared to 3.29% for the quarter ended September 30, 2003 but decreased 16 basis points to 3.50% for the nine months ended September 30, 2004 compared to the nine months ended September 30, 2003. For the quarter ended September 30, 2004, the net interest margin decreased 19 basis points from 3.56% for the quarter ended June 30, 2004. The decline in net interest margin was primarily attributable to an increase in interest rates paid on borrowings. For the quarter ended September 30, 2004, the weighted average interest rate earned on interest-earning assets declined two basis points compared to the quarter ended June 30, 2004 while the weighted average interest rate paid on interest-bearing liabilities increased by 14 basis points compared to the quarter ended June 30, 2004.

    The Company continues to reposition its balance sheet to more closely align the duration of its interest-earning asset base with its supporting funding sources while minimizing interest rate risk. The Company, in anticipation of a rising interest rate environment, chose to lengthen the duration of its borrowings resulting in increased rates on borrowings. During the nine months ended September 30, 2004, the Company replaced $1.85 billion of matured borrowings with $1.23 billion of longer term borrowings at a weighted average interest rate of 3.46%.

    Non-Interest Income

    Non-interest income increased $6.0 million, to $35.7 million for the quarter ended September 30, 2004 compared to $29.7 million for the same period in 2003. Non-interest income increased $14.6 million to $98.5 million for the nine months ended September 30, 2004 compared to $83.9 million for the same period in 2003. On a linked quarter basis, non-interest income increased $0.3 million compared to $35.3 million for the quarter ended June 30, 2004.

    The Company recorded net gains on sales of loans and securities of $1.0 million primarily from the sales of $96.7 million of securities during the quarter ended September 30, 2004.

    The Company recorded income from mortgage-banking activities for the quarter and nine months ended September 30, 2004 of $6.3 million and $24.1 million, respectively, compared to $7.6 million and $23.3 million for the same periods in the prior year. Such income decreased $7.0 million compared to the quarter ended June 30, 2004. The Company sold multi-family loans totaling $675.1 million during the third quarter of 2004 compared to $463.2 million during the third quarter of 2003 and $729.5 million during the second quarter of 2004. Of the $675.1 million sold during the third quarter of 2004, $432.5 million consisted of loans sold from portfolio.

    Service fees increased $0.6 million and $0.2 million for the three and nine months ended September 30, 2004, respectively, compared to the same periods in the prior year. The change was the result of increased service fees as a result of the Staten Island acquisition, which was reduced by the slowdown in the refinance market (which the Company had anticipated) reducing the amount of prepayment and modification income earned during the first nine months of 2004. On a linked quarter basis, service fees decreased by $0.2 million.

    Other non-interest income increased $4.3 million and $8.6 million for the three and nine months ended September 30, 2004, respectively, compared to the same periods in the prior year. The increase was primarily attributable to income from the Company's equity investment in Meridian Capital Funding, Inc.

    Non-Interest Expense

    Non-interest expense increased $28.5 million and $57.4 million for the quarter and nine months ended September 30, 2004, respectively, compared to the quarter and nine months ended September 30, 2003. On a linked quarter basis, non-interest expense increased $1.4 million to $74.1 million. Included in these amounts are higher salaries, benefit costs and occupancy and data processing costs associated with operating the expanded franchise resulting from the Staten Island acquisition. Also included was $2.5 million and $5.3 million of core deposit intangible amortization for the quarter and nine months ended September 30, 2004, respectively.

    The Company's efficiency ratio was 43.0% for the third quarter of 2004 compared with 41.6% for the second quarter of 2004 and 46.6% for the first quarter of 2004. The efficiency ratio, which is defined as adjusted operating expense (excluding amortization of identifiable intangible assets) as a percent of the aggregate of net interest income and adjusted non-interest income (excluding gains and losses on the sales of loans and securities), measures the relationship of operating expenses to revenues.

    Income Taxes

    The Company recorded an effective tax rate of 31.96% and 34.58% for the quarter and nine months ended September 30, 2004, respectively. The effective tax rate was reduced due to the recognition of tax credit allocations received by Independence Community Commercial Reinvestment Corporation ("ICCRC"), a subsidiary of Independence Community Bank. ICCRC was one of seven New York area economic development organizations awarded NMTC allocations in 2004 from the CDFI Fund of the U.S. Department of Treasury. The NMTC Program promotes business and economic development in low-income communities. The NMTC Program permits ICCRC to receive a credit against federal income taxes for making qualified equity investments in investment vehicles known as Community Development Entities. The credits provided to ICCRC total 39% of the initial value of the investment ($113.0 million) and will be claimed over a seven year credit allowance period.

    Asset Quality

    The Company continues to emphasize asset quality as a key component of achieving consistent earnings. Non-performing assets as a percentage of total assets amounted to 0.41% at September 30, 2004 compared to 0.36% at June 30, 2004 and 0.38% at December 31, 2003. Non-performing assets increased by $35.4 million to $72.0 million at September 30, 2004 compared to December 31, 2003. Included in non-performing assets at September 30, 2004 were $23.0 million of non-performing assets obtained from the Staten Island acquisition.

    During the nine months ended September 30, 2004, the Company recorded a $2.0 million provision for loan losses and incurred $0.7 million of net charge-offs, resulting in an allowance for loan losses at September 30, 2004 of $104.9 million.

    The $2.0 million provision for loan losses was recorded in recognition of the continued growth in the Company's commercial real estate and business loan portfolios. The allowance for loan losses as a percent of total loans was 0.94% at September 30, 2004.

    Post Earnings Conference Call

    The Company will conduct a conference call on October 19, 2004 at 9:00 am Eastern Time to discuss highlights of its third quarter 2004 earnings. The call will be simultaneously webcast on the Company's investor relations web page at http://investor.myindependence.com. The conference call will also be available via dial-in at 800-289-0544 for domestic callers and at 913-981-5533 for international callers.

    There will be a replay of this conference call beginning October 19, 2004 at 11:00 am Eastern Time and will be available through October 26, 2004. The replay can be accessed by dialing 888-203-1112 for domestic callers and 719-457-0820 for international callers. The replay passcode is 844149.

    Independence Community Bank Corp. is the holding company for Independence Community Bank. The Bank, originally chartered in 1850, currently operates 121 branches located in the greater New York City metropolitan area, which includes the five boroughs of New York City, Nassau, Suffolk and Westchester Counties and New Jersey. At its banking offices located on Staten Island, the Bank conducts business as SI Bank & Trust, a division of Independence Community Bank. The Bank has three key business divisions, Commercial Real Estate Lending, Consumer Banking and Business Banking, and actively targets small and mid-size businesses. The Bank maintains its community orientation by offering its diverse communities a wide range of financial products and by emphasizing customer service, superior value and convenience. The Bank's web address is http://www.myindependence.com.

    Statements contained in this release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.

    Words such as "expect," "feel," "believe," "will," "may," "anticipate," "plan," "estimate," "intend," "should," and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the growth opportunities and cost savings from the acquisition of the Company and Staten Island may not be fully realized or may take longer to realize than expected;
(2) operating costs and business disruption resulting from the acquisition, including adverse effects on relationships with employees, may be greater than expected; (3) competitive factors which could affect net interest income and non-interest income, general economic conditions which could affect the volume of loan originations, deposit flows and real estate values; (4) the levels of non-interest income and the amount of loan losses as well as other factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.


                      INDEPENDENCE COMMUNITY BANK CORP.
                Consolidated Statements of Financial Condition
                            (Dollars in thousands)

                                 September 30,   December 31,   September 30,
                                      2004            2003          2003
                                  (Unaudited)      (Audited)    (Unaudited)
    ASSETS:
    Cash and due from banks        $378,140        $172,028      $239,800

    Securities available-for-sale:
     Investment securities          574,857         296,945       309,447
     Mortgage-related securities  3,333,820       2,211,755     2,102,177
      Total securities
       available-for-sale         3,908,677       2,508,700     2,411,624

     Loans available-for-sale        83,855           5,922        22,615

    Mortgage loans                9,222,918       4,714,388     4,117,173
    Other loans                   1,904,723       1,457,843     1,465,136
      Total loans                11,127,641       6,172,231     5,582,309
      Less: allowance for
       possible loan losses        (104,910)        (79,503)      (79,601)
      Total loans, net           11,022,731       6,092,728     5,502,708

    Premises, furniture and
     equipment, net                 157,407         101,383        91,420
    Accrued interest receivable      66,051          37,046        36,614
    Goodwill                      1,144,345         185,161       185,161
    Intangible assets, net           82,039             190           333
    Bank owned life insurance
     ("BOLI")                       317,646         175,800       174,339
    Other assets                    470,797         267,649       270,476
      Total assets              $17,631,688      $9,546,607    $8,935,090

    LIABILITIES AND STOCKHOLDERS'
     EQUITY:
    Deposits                    $ 9,301,672      $5,304,097    $5,184,148
    Borrowings                    5,443,021       2,916,300     2,416,300
    Subordinated notes              396,097         148,429       148,341
    Escrow and other deposits       139,283          76,260        96,124
    Accrued expenses and other
     liabilities                    107,745         110,410       140,374
      Total liabilities          15,387,818       8,555,496     7,985,287

    Stockholders' equity:
     Common stock ($.01 par value,
      250,000,000, 125,000,000 and
      125,000,000 shares authorized
      at September 30, 2004,
      December 31, 2003 and September
      30, 2003, respectively;
      104,243,820, 76,043,750 and
      76,043,750 shares issued at
      September 30, 2004, December
      31, 2003 and September 30,
      2003, respectively; 84,544,163,
      54,475,715 and 54,277,159
      shares outstanding at September
      30, 2004, December 31, 2003
      and September 30, 2003,
      respectively)                   1,042             760           760
     Additional paid-in-capital   1,877,188         761,880       750,413
     Treasury stock at cost;
      19,699,657, 21,568,035
      and 21,766,591 shares at
      September 30, 2004,
      December 31, 2003 and
      September 30, 2003,
      respectively                 (347,972)       (380,088)     (383,566)
     Unallocated common stock held
      by ESOP                       (65,503)        (69,211)      (70,446)
     Unvested awards under
      Recognition Plans             (10,818)         (7,598)       (7,205)
     Retained earnings, partially
      restricted                    789,602         678,353       652,155
     Accumulated other
      comprehensive income:
      Net unrealized gain
       on securities
       available-for-sale,
       net of tax                       331           7,015         7,692
    Total stockholders' equity    2,243,870         991,111       949,803

    Total liabilities and
     stockholders' equity       $17,631,688      $9,546,607    $8,935,090


                      INDEPENDENCE COMMUNITY BANK CORP.
                      Consolidated Statements of Income
                    (In thousands, except per share data)
                                 (Unaudited)

                                                                For the
                        For the Three Months Ended        Nine Months Ended
                    September      June       September  September   September
                        30,         30,           30,        30,         30,
                       2004        2004          2003       2004        2003

    Interest income:
    Mortgage loans   $121,669    $110,999      $64,523    $304,792    $205,397
    Other loans        25,101      24,900       21,987      68,431      61,846
    Loans available-
     for-sale           1,509       3,421        1,159       5,113       4,111
    Investment
     securities         6,337       6,248        3,290      16,046       9,885
    Mortgage-related
     securities        37,269      35,699       13,183      95,817      41,162
    Other               1,712       1,456        1,810       3,736       5,492
      Total interest
       income         193,597     182,723      105,952     493,935     327,893

    Interest expense:
    Deposits           19,239      17,534       12,553      49,299      40,913
    Borrowings         38,918      30,164       23,640      90,972      70,060
    Subordinated notes  3,838       4,020        1,429       9,548       1,599
       Total interest
        expense        61,995      51,718       37,622     149,819     112,572

    Net interest
     income           131,602     131,005       68,330     344,116     215,321

    Provision for
     loan losses           --       2,000           --       2,000       3,500
    Net interest income
     after provision
     for loan losses  131,602     129,005       68,330     342,116     211,821

    Non-interest income:
    Net gain (loss) on
     sales of loans and
     securities           963      (2,121)         156       1,707         244
    Mortgage-banking
     activities         6,295      13,266        7,611      24,053      23,299
    Service fees       18,296      18,481       17,687      50,372      50,179
    BOLI                3,912       3,666        2,280      10,214       6,650
    Other               6,219       2,051        1,951      12,135       3,487
       Total non-interest
        income         35,685      35,343       29,685      98,481      83,859

    Non-interest expense:
    Compensation and
     employee benefits 36,748      34,590       24,842      98,313      75,389
    Occupancy costs    11,702      11,186        6,741      30,821      18,733
    Data processing
     fees               2,938       5,312        2,581      11,381       7,741
    Advertising         2,385       2,444        1,918       6,676       5,381
    Other              17,775      16,519        9,383      43,861      29,949
       Total general &
        administrative
        expenses       71,548      70,051       45,465     191,052     137,193
    Amortization of
     identifiable
     intangible assets  2,540       2,602          142       5,285       1,712
       Total non-
        interest
        expense        74,088      72,653       45,607     196,337     138,905

    Income before
     provision for
     income taxes      93,199      91,695       52,408     244,260     156,775
    Provision for
     income taxes      29,785      33,447       18,736      84,455      56,046
    Net income        $63,414     $58,248      $33,672   $ 159,805   $ 100,729

    Basic earnings
     per share          $0.79       $0.77        $0.68       $2.33       $2.01

    Diluted earnings
     per share          $0.76       $0.74        $0.64       $2.23       $1.91


                      INDEPENDENCE COMMUNITY BANK CORP.
                   Selected Financial Ratios and Other Data
             (In thousands, except ratios and per share amounts)
                                 (Unaudited)

                                                            At or For the
                      At or For the Three Months Ended     Nine Months Ended
                     September       June    September    September  September
                         30,          30,        30,          30,         30,
                        2004         2004(1)     2003      2004(1)       2003

    Performance
     Ratios:

    Return on average
     assets (2)         1.42%        1.40%       1.49%       1.45%       1.57%
    Return on average
     equity (2)        11.57%       11.55%      14.42%      12.22%      14.45%
    Return on average
     tangible
     equity (2)        25.62%       22.65%      18.00%      22.41%      18.07%
    Non-interest expense
     to average assets  1.66%        1.75%       2.02%       1.78%       2.17%

    Efficiency
     ratio(3)          43.02%       41.58%      46.46%      43.33%      45.89%


    Average Balances:

    Average shares
     outstanding
      - basic      79,924,041   75,357,063  49,586,693  68,553,635  50,018,335
    Average shares
     outstanding
      - diluted    83,375,631   78,612,300  52,594,638  71,664,331  52,690,236


                        September 30,  June 30,    December 31,  September 30,
                             2004         2004         2003         2003

    Capital and Other Ratios:

    Book value per share    $26.54       $25.78       $18.19       $17.50
    Tangible book value per
     share                  $12.03       $11.28       $14.79       $14.08
    Average equity to
     average assets         12.32%       12.14%       10.61%       10.35%
    Tangible equity to
     tangible assets         6.20%        5.59%        8.61%        8.74%

    Leverage ratio
     (Bank only)             5.24%        5.37%        8.14%        7.80%
    Tier 1 risk-based
     (Bank only)             6.95%        6.61%        9.34%        9.06%
    Total risk-based capital
     (Bank only)            11.06%       10.70%       12.39%       12.16%

    Deposits:
    Core deposits:
     Savings            $2,695,661   $2,791,746   $1,613,161   $1,610,379
     Money Markets       1,698,384    1,796,758      876,671      781,323
     Interest-bearing
      demand             1,169,990    1,006,505      694,102      649,841
     Non-interest-bearing
      demand             1,530,061    1,526,459      741,261      708,153
    Total core deposits  7,094,096    7,121,468    3,925,195    3,749,696
    Certificates of
     deposit             2,207,576    2,233,648    1,378,902    1,434,452
    Total deposits      $9,301,672   $9,355,116   $5,304,097   $5,184,148


                      INDEPENDENCE COMMUNITY BANK CORP.
                   Selected Financial Ratios and Other Data
             (In thousands, except ratios and per share amounts)
                                 (Unaudited)

                                September 30,      June 30,    December 31,
                                     2004            2004          2003
    Loan Portfolio Composition:

    Mortgage loans on real estate:
     Single-family residential    $2,211,074      $2,507,280      $191,394
     Cooperative apartment loans     438,245         422,867        92,973
     Multi-family residential      3,670,141       3,588,727     2,821,706
     Commercial real estate        2,912,057       2,633,817     1,612,711
     Total principal balance -
      mortgage loans               9,231,517       9,152,691     4,718,784
     Less net deferred fees            8,599           7,800         4,396
    Total mortgage loans on real
     estate                        9,222,918       9,144,891     4,714,388

    Commercial business loans,
     net of deferred fees            823,925         881,512       606,204

    Other loans:
     Mortgage warehouse lines of
      credit                         630,625         652,040       527,254
     Home equity loans and lines of
      credit                         398,620         365,818       296,986
     Consumer and other loans         51,736          55,904        27,538
     Total principal balance -
      other loans                  1,080,981       1,073,762       851,778
     Less net deferred fees              183             192           139
    Total principal balance -
     other loans                   1,080,798       1,073,570       851,639

    Total loans receivable        11,127,641      11,099,973     6,172,231
    Less allowance for loan losses   104,910         105,141        79,503
    Loans receivable, net        $11,022,731     $10,994,832    $6,092,728

    Loans Available-for-Sale Composition:

     Single-family residential       $69,445         $77,165        $2,687
     Multi-family residential         14,410         155,090         3,235
    Total loans available-for-sale   $83,855        $232,255        $5,922


                                  September 30,      June 30,  December 31,
                                       2004            2004           2003
    Asset Quality:

    Non-performing loans:
     Non-accrual loans               $64,318         $62,379       $35,802
     Loans past due 90 days or more
      as to:
      Interest and accruing               90              20            40
      Principal and accruing (4)       4,901           1,294           742
      Total non-performing loans      69,309          63,693        36,584
     Other real estate owned           2,682           1,203            15
     Total non-performing assets     $71,991         $64,896       $36,599

    Non-performing assets to total
     assets                            0.41%           0.36%         0.38%
    Allowance for loan losses to
     non-performing loans            151.37%         165.07%       217.32%
    Allowance for loan losses to
     total loans                       0.94%           0.95%         1.29%

    Net charge offs to average
     loans - quarter ended            0.002%          0.001%        0.002%
    Net charge offs to average
     loans - year-to-date             0.007%          0.005%        0.080%


                      INDEPENDENCE COMMUNITY BANK CORP.
                   Selected Financial Ratios and Other Data
             (In thousands, except ratios and per share amounts)
                                 (Unaudited)

                                   For the Three Months Ended

                    September 30, 2004     June 30, 2004    September 30, 2003

    Net Interest
     Margin:         Average               Average            Average
                     Balance   Rate(2)     Balance   Rate(2)  Balance  Rate(2)
    Interest-earning
     assets:
     Loans receivable:
      Mortgage
       loans       $9,378,361   5.25%    $8,304,133   5.51% $3,974,766  6.61%
      Commercial
       business
       loans          816,777   5.95        848,015   6.06     557,218  6.60
      Mortgage
       warehouse
       lines of
       credit         612,018   4.48        639,842   4.20     774,670  4.40
      Consumer and
       other loans    441,095   5.29        398,066   5.40     284,723  5.58
     Total loans   11,248,251   5.26     10,190,056   5.47   5,591,377  6.25
     Mortgage-related
     securities     3,429,954   4.35      3,516,383   4.06   2,101,397  2.51
     Investment
      securities      625,010   4.06        647,907   3.86     311,354  4.23
     Other interest-
      earning assets  309,373   2.20        339,864   1.72     300,040  2.39
    Total interest-
     earning
     assets        15,612,588   4.95     14,694,210   4.97   8,304,168  5.09
    Non-interest-
     earning assets 2,194,073             1,911,124            720,092
    Total assets  $17,806,661           $16,605,334         $9,024,260

    Interest-bearing
     liabilities:
     Deposits:
      Savings
       deposits     2,749,247   0.34      2,660,686   0.34   1,607,187  0.42
       Interest-
        bearing
        demand
        deposits    2,972,082   1.25      2,764,904   1.10   1,507,609  0.74
      Certificates
       of deposit   2,213,933   1.37      2,196,162   1.41   1,461,409  2.19
      Total
       interest-
       bearing
       deposits     7,935,262   0.96      7,625,752   0.92   4,576,205  1.09
      Non-interest-
       bearing
       demand
       deposits     1,495,617     --      1,365,590     --     698,880    --
     Total deposits 9,430,879   0.81      8,991,342   0.78   5,275,085  0.94
     Subordinated
      notes           396,004   3.86        395,814   4.08     148,303  3.82
     Total
      borrowings    5,672,352   2.73      4,949,415   2.45   2,497,352  3.76
    Total interest-
     bearing
     liabilities   15,499,235   1.59     14,336,571   1.45   7,920,740  1.88
    Non-interest-
     bearing
     liabilities      114,136               252,096            169,497
    Total
     liabilities   15,613,371            14,588,667          8,090,237
    Total
     stockholders'
     equity         2,193,290             2,016,667            934,023
    Total liabilities
     and stockholders'
     equity       $17,806,661           $16,605,334         $9,024,260

    Net interest-
     earning assets  $113,353              $357,639           $380,939

    Interest rate
     spread(2)                  3.36%                 3.52%             3.21%
    Net interest margin(2)      3.37%                 3.56%             3.29%
    Average interest-earning
     assets to average
     interest-bearing
     liabilities              100.73%               102.49%           104.81%


                      INDEPENDENCE COMMUNITY BANK CORP.
                   Selected Financial Ratios and Other Data
             (In thousands, except ratios and per share amounts)
                                 (Unaudited)

                                      For the Nine Months Ended

                             September 30, 2004      September 30, 2003

    Net Interest Margin:   Average                   Average
                           Balance      Rate (2)     Balance      Rate (2)
    Interest-earning assets:
     Loans receivable:
      Mortgage loans      $7,540,625        5.48%   $4,100,046        6.81%
      Commercial business
       loans                 752,412        6.09       561,560        6.63
      Mortgage warehouse
       lines of credit       565,422        4.33       679,090        4.43
      Consumer and other
       loans                 389,770        5.32       254,102        5.89
     Total loans           9,248,229        5.45     5,594,798        6.46
     Mortgage-related
      securities           3,035,276        4.21     1,638,757        3.35
     Investment securities   525,608        4.07       293,296        4.49
     Other interest-earning
      assets                 285,297        1.75       290,988        2.52
    Total interest-earning
     assets               13,094,410        5.03     7,817,839        5.59
    Non-interest-earning
     assets                1,619,338                   711,204
    Total assets         $14,713,748                $8,529,043

    Interest-bearing liabilities:
     Deposits:
      Savings deposits     2,345,590        0.34     1,590,779        0.54
      Interest-bearing
       demand deposits     2,492,654        1.12     1,394,034        0.81
      Certificates of
       deposit             1,920,319        1.56     1,513,700        2.30
      Total interest-
       bearing deposits    6,758,563        0.97     4,498,513        1.22
      Non-interest-bearing
       demand deposits     1,204,901          --       653,842          --
     Total deposits        7,963,464        0.83     5,152,355        1.06
     Subordinated notes      322,759        3.95        55,957        3.82
     Total borrowings      4,508,332        2.70     2,228,948        4.20
    Total interest-bearing
     liabilities          12,794,555        1.56     7,437,260        2.02
    Non-interest-bearing
     liabilities             174,854                   162,414
    Total liabilities     12,969,409                 7,599,674
    Total stockholders'
     equity                1,744,339                   929,369
    Total liabilities and
     stockholders'
     equity              $14,713,748                $8,529,043

    Net interest-earning
     assets                 $299,855                  $380,579

    Interest rate spread                    3.47%                     3.57%
    Net interest margin (2)                 3.50%                     3.66%
    Average interest-earning
     assets to average
     interest-bearing
     liabilities                          102.34%                   105.12%


     (1) The acquisition of Staten Island Bancorp, Inc. was completed and incorporated in the Consolidated Statement of Financial Condition and Consolidated Statement of Income effective close of business on April 12, 2004.

     (2) Presented on an annualized basis.

     (3) Reflects in each period presented adjusted operating expense (net of amortization of identifiable intangible assets) as a percent of the aggregate of net interest income and adjusted non-interest income (excluding gains and losses on the sales of loans and securities). Amortization of identifiable intangible assets is excluded from the calculation since it is a non-cash expense and gains and losses on the sales of loans and securities are excluded since they are generally considered by the Company's management to be non-recurring in nature. The operating efficiency ratio is not a financial measurement required by generally accepted accounting principles in the United States of America. However, the Company believes such information is useful to investors in evaluating the Company's operations.

     (4) Reflects loans that are 90 days or more past maturity which continue to make payments on a basis consistent with the original repayment schedule.

SOURCE  Independence Community Bank Corp.
    -0-                             10/18/2004
    /CONTACT: Kathleen A. Hanrahan, First Vice President, Investor Relations, +1-718-722-5400, or Frank W. Baier, Executive Vice President, Chief Financial Officer, +1-718-923-3506, both of Independence Community Bank Corp./
    /Web site:  http://www.myindependence.com /
    (ICBC)

CO:  Independence Community Bank Corp.
ST:  New York
IN:  FIN
SU:  ERN CCA